Exhibit 5.1

Subject to review and amendment

Our ref DKP/732502-000001/13982478v2

Borqs Technologies, Inc.

Building B23-A,

Universal Business Park

No. 10 Jiuxianqiao Road

Chaoyang District, Beijing 100015,

China

[●] 2018

Dear Sirs

Borqs Technologies, Inc.

We have acted as British Virgin Islands legal advisers to Borqs Technologies, Inc. (the “Company”) in connection with the Company’s registration statement on Form S-3 including all amendments or supplements thereto, (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to securities to be issued and sold by the Company and by certain shareholders of the Company from time to time. Such securities include:

(a)	the offering, issuance and sale by the Company of up to US$100,000,000 of:

i.	ordinary shares of no par value in the Company (the “Ordinary Shares”);

ii.	preferred shares of no par value in the Company of the relevant class or series (the “Preferred Shares” together with the Ordinary Shares, the “Offering Shares”);

iii.	debt securities of the Company, which may include senior debt securities, senior subordinated debt securities, subordinated debt securities and convertible debt securities of the Company (collectively the “Debt Securities”), each series of Debt Securities to be issued under indentures (excluding convertible debt securities) to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”);

iv.	warrants to subscribe for Offering Shares or Debt Securities (or any combination thereof) in the Company (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”);

v.	rights to purchase securities described above (the “Rights”) to be issued under a rights agreement to be entered into between the Company and one or more rights agent (the “Rights Agreements”);

vi.	units which may be comprised of one or more of the other securities described above (the “Units”) to be issued under a unit agreement (the “Unit Agreement”) between the Company and a unit agent to be specified therein, if any; and

(b)	the resale by certain selling shareholders as identified therein (the “Selling Shareholders”) of up to 700,000 Ordinary Shares of the Company of no par value (the “Selling Shares”).

The Offering Shares, Debt Securities, Warrants, Rights and Units are hereinafter referred to collectively as the “Shelf Securities”. The Indentures, Warrant Agreements, Rights Agreements and Unit Agreements are referred to herein collectively as “Governing Documents”.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on [●] 2018, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2	The minutes of a meeting of the board of directors of the Company held on [12 December] 2018 (the “Resolutions”).

1.3	A certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”).

1.4	A certificate of good standing dated 7 December 2018, issued by the Registrar of Companies in the British Virgin Islands (the “Certificate of Good Standing”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Shelf Securities and Governing Documents have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.3	The genuineness of all signatures and seals.

2.4	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.5	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The applicable Governing Documents and the Debt Securities, the Warrants, Rights and the Units will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.7	The choice of the laws of the State of New York as the governing law of the Governing Documents and the Debt Securities, the Warrants, the Rights and the Units, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.8	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and duly authorised, executed and delivered Governing Documents.

2.9	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures and Debt Securities, the Warrants and the Warrant Agreements, the Rights and the Rights Agreements and the Units and the Unit Agreements.

2.10	The Debt Securities, the Warrants and the Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Indenture, Warrant Agreement and Unit Agreement.

2.11	No monies paid to or for the account of the Company in respect of the Shelf Securities under the Governing Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997).

2.12	[The Resolutions remain in full force and effect.]

2.13	The Selling Shares have been duly authorised and validly issued and registered in the Company’s register of members.

2.14	The Company will receive money or money’s worth in consideration for the issue of the Offering Shares.

2.15	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions set out below.

2.16	The issue of the Shelf Securities will be of commercial benefit to the Company.

2.17	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shelf Securities.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) of the British Virgin Islands (the “Act”), is in good standing at the Registry of Corporate Affairs and validly exists under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of ordinary and preferred shares of no par value.

3.3	With respect to the Offering Shares, when (i) the board of directors of the Company (the “Company’s Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Offering Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Offering Shares has been fully paid in cash or other consideration approved by the Company’s Board, the Offering Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of Debt Securities, when (i) the Company’s Board has taken all necessary corporate action to authorise and approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities shall have been duly authorized and validly executed and unconditionally delivered by and on behalf of the Company and all the relevant parties thereunder; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.5	With respect to each issue of Warrants, when (i) the Company’s Board has taken all necessary corporate action to authorise and approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorized and validly executed and unconditionally delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorized, and will constitute legal, valid and binding obligations of the Company.

3.6	With respect to each issue of Rights, when (i) the Company’s Board has taken all necessary corporate action to authorise and approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Rights Agreement relating to the Rights shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as rights agent thereunder; and (iii) the certificates representing the Rights shall have been duly executed, countersigned, issued, registered and delivered in accordance with the Rights Agreement, and the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board upon payment of the consideration therefor provided therein, the Rights will be duly authorised and issued, and will constitute legal, valid and binding obligations of the Company.

3.7	With respect to each issue of Units, when (i) the Company’s Board has taken all necessary corporate action to authorise and approve the creation and terms of the Units and to approve the issue of any Shelf Securities which are components thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as unit agent thereunder; (iii) a Warrant Agreement shall have been duly authorized and validly executed and unconditionally delivered by the Company and the warrant agent thereunder, in respect of any Warrants which are components of the Units; (iv) a Indenture shall have been duly authorized and validly executed and unconditionally delivered by the Company and all relevant parties thereunder, in respect of any Debt Securities which are components of the Units, and (v) the Units and any Shelf Securities which are components of the Units shall have been duly executed, countersigned, authenticated, issued, registered and delivered (in each case, as and when applicable), in accordance with the provisions of (A) the Unit Agreement relating to the Units, (B) the applicable Warrant Agreement relating to any Warrants which are components of the Units, (C) the applicable Indenture relating to any Debt Securities which are components of the Units, and (D) the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board, and upon payment of the consideration therefor provided therein, the Units will be duly authorised and issued, and will constitute legal, valid and binding obligations of the Company.

3.8	With respect to the sale and transfer of any Selling Shares, when (i) the Company’s Board has taken all necessary corporate action to authorise and approve the sale and transfer of the Selling Shares, the terms of the offering and sale thereof and related matters; (ii) the sale and transfer of such Selling Shares has been recorded in the Company’s register of members (shareholders); and (iii) the purchase price of such Selling Shares has been fully paid in accordance with the terms of the offering, the Selling Shares will be duly authorized, validly issued, fully paid and non-assessable.

4	Qualifications

4.1	The obligations assumed by the Company will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act, 2001;

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Governing Documents, the Debt Securities, the Warrants, the Rights or the Units where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision of a Governing Document that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable; and

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Governing Documents, the Debt Securities, the Rights, the Warrants or the Units to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions.

4.2	Applicable court fees will be payable in respect of enforcement of the Transaction Documents.

4.3	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.4	We have not reviewed any of the Indenture, or the Debt Securities to be issued thereunder, the Warrant Agreements or the Warrants to be issued thereunder, the Rights Agreement, or the Rights to be issued thereunder, or the Unit Agreement or the Units to be issued thereunder, and our opinions are qualified accordingly.

4.5	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.6	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.7	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Shelf Securities, the Selling Shares or the Governing Documents and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.8	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the shelf Securities, the Selling Shares or the Governing Documents.

4.9	We express no view as to the commercial terms of the Shelf Securities, the Selling Shares or the Governing Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Encl

Director’s Certificate